Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 2-97351) pertaining to the Kansas City Life Insurance Company Savings and Profit Sharing Plan of our report dated February 18, 2000 with respect to the statement of changes in net assets available for plan benefits of the Kansas City Life Insurance Company Savings and Profit Sharing Plan for the year ended December 31, 1999 included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

Ernst & Young LLP

Kansas City, Missouri
March 8, 2002